Exhibit 99.1
Phreesia Announces Fiscal Third Quarter 2022 Results
Raleigh, North Carolina, December 8, 2021 – Phreesia, Inc. (NYSE: PHR) (“Phreesia”) announced financial results today for the fiscal third quarter ended October 31, 2021.
"We celebrated an important milestone in September as we surpassed 100 million patient visits enabled by our platform during the previous twelve months", said CEO and Co-Founder Chaim Indig. "Every member of the Phreesia team has contributed to this achievement; I would like to congratulate them on reaching this milestone, and thank our clients for entrusting us to create a better, more engaging healthcare experience".

Fiscal Third Quarter 2022 Highlights
•Revenue was $55.9 million in the quarter as compared to $38.5 million in the same period in the prior year, an increase of 45%.
•Average number of provider clients was 2,097 in the quarter as compared to 1,737 in the same period in the prior year, an increase of 21%.
•Average revenue per provider client was $19,299 in the quarter compared to $17,490 in the same period in the prior year, an increase of 10%.
•Adjusted EBITDA was negative $17.6 million in the quarter compared to positive $1.2 million in the same period in the prior year, reflecting increased growth investment.
•Cash and cash equivalents as of October 31, 2021 was $400.4 million, an increase of $181.6 million compared to January 31, 2021, driven primarily by our follow-on offering of common stock, which generated net proceeds of $245.8 million, partially offset by cash used for operating activities, capital expenditures and payments of finance leases and other debt.
Outlook for Fiscal 2022

We are increasing our revenue outlook for Fiscal Year 2022 to $211 million from our previously announced range of $195 million to $198 million. Our Adjusted EBITDA outlook for Fiscal Year 2022 is negative $64 million. We expect revenue for Fiscal Year 2023 to grow in the range of 20 to 25% above Fiscal Year 2022 revenue. We also anticipate a continued acceleration in investments in Fiscal Year 2023 from Fiscal Year 2022 levels and will provide an outlook for Adjusted EBITDA for Fiscal Year 2023 when we release our full Fiscal Year 2022 results in March 2022.

Stakeholder Letter and Conference Call Information
For additional information about our quarterly results, please refer to our Quarterly Stakeholder Letter that was furnished with our Form 8-K, which was filed with the SEC and can be found at ir.phreesia.com. The Company will hold a conference call on Thursday, December 9, 2021, at 8:45 a.m. Eastern Time to review the Company’s third fiscal quarter financial results. To participate in the Company’s live conference call and webcast, please dial (866) 211-4557 (or (647) 689-6750 for international participants) using conference code number 7489917 or visit the “Events & Presentations” section of ir.phreesia.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.
Recent Events

Addition of Insignia Health, LLC to Phreesia
On December 3, 2021, Phreesia entered into an agreement to acquire Insignia Health, LLC, a founder-led and mission-oriented company, for $35 million in cash, subject to customary purchase price adjustments. We acquired the company from its founders, the University of Oregon and its other holders of membership interest. We have closely followed Insignia for several years, and long admired the company's background in academic research and its commitment to improving health outcomes through an extensively validated approach to helping patients become more active and successful managers of their health.

COVID-19
In March 2020, the World Health Organization declared the ongoing outbreak of a novel strain of coronavirus ("COVID-19") a pandemic. There continues to be uncertainty as to the duration and extent to which the global

COVID-19 pandemic, as well as the emergence of new variants, may adversely impact the Company's business operations, financial performance, and results of operations, as well as macroeconomic conditions, at this time.

Phreesia, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	October 31, 2021	January 31, 2021
	(Unaudited)
Assets
Current:
Cash and cash equivalents	$400,395	$218,781
Settlement assets	16,323	15,488
Accounts receivable, net of allowance for doubtful accounts of $705 and $699 as of October 31, 2021 and January 31, 2021, respectively	35,460	29,052
Deferred contract acquisition costs	1,705	1,693
Prepaid expenses and other current assets	10,450	7,254
Total current assets	464,333	272,268
Property and equipment, net of accumulated depreciation and amortization of $50,838 and $40,148 as of October 31, 2021 and January 31, 2021, respectively	32,755	26,660
Capitalized internal-use software, net of accumulated amortization of $29,838 and $25,476 as of October 31, 2021 and January 31, 2021, respectively	14,079	10,476
Operating lease right-of-use assets	2,005	2,654
Deferred contract acquisition costs	2,456	1,248
Intangible assets, net of accumulated amortization of $907 and $525 as of October 31, 2021 and January 31, 2021, respectively	2,343	2,725
Deferred tax asset	150	658
Goodwill	8,211	8,307
Other assets	2,795	1,670
Total assets	$529,127	$326,666
Liabilities and Stockholders’ Equity
Current:
Settlement obligations	$16,323	$15,488
Current portion of finance lease liabilities and other debt	4,597	4,864
Current portion of operating lease liabilities	1,116	1,087
Accounts payable	11,602	4,389
Accrued expenses	18,885	18,324
Deferred revenue	12,434	10,838
Total current liabilities	64,957	54,990
Long-term finance lease liabilities and other debt	5,134	6,471
Operating lease liabilities, non-current	1,117	1,899
Total liabilities	71,208	63,360
Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.01 par value - 500,000,000 shares authorized as of both October 31, 2021 and January 31, 2021; 51,289,020 and 44,880,883 shares issued as of October 31, 2021 and January 31, 2021, respectively	513	449
Additional paid-in capital	849,450	579,599
Accumulated deficit	(383,487)	(311,777)
Treasury stock, at cost, 157,612 and 99,520 shares at October 31, 2021 and January 31, 2021, respectively	(8,557)	(4,965)
Total Stockholders’ Equity	457,919	263,306
Total Liabilities and Stockholders’ Equity	$529,127	$326,666

Phreesia, Inc.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Three months ended October 31,		Nine months ended October 31,
	2021	2020	2021	2020
Revenue:
Subscription and related services	$24,365	$17,468	$69,069	$50,196
Payment processing fees	16,111	12,917	49,061	36,452
Life sciences	15,439	8,079	37,083	20,221
Total revenues	55,915	38,464	155,213	106,869
Expenses:
Cost of revenue (excluding depreciation and amortization)	11,644	6,472	30,210	16,477
Payment processing expense	9,449	7,530	28,822	21,125
Sales and marketing	32,036	10,481	69,215	30,013
Research and development	15,273	5,732	34,770	16,267
General and administrative	18,021	10,370	46,936	28,721
Depreciation	3,719	2,447	10,717	7,125
Amortization	1,513	1,546	4,744	4,531
Total expenses	91,655	44,578	225,414	124,259
Operating loss	(35,740)	(6,114)	(70,201)	(17,390)
Other (expense) income, net	(114)	62	(138)	(229)
Interest (expense) income, net	(311)	(467)	(756)	(1,206)
Total other expense, net	(425)	(405)	(894)	(1,435)
Loss before provision for income taxes	(36,165)	(6,519)	(71,095)	(18,825)
Provision for income taxes	(178)	(194)	(615)	(371)
Net loss	$(36,343)	$(6,713)	$(71,710)	$(19,196)
Net loss per share attributable to common stockholders, basic and diluted	$(0.71)	$(0.17)	$(1.44)	$(0.51)
Weighted-average common shares outstanding, basic and diluted	51,020,271	38,511,370	49,943,049	37,855,503

Phreesia, Inc.
Unaudited Consolidated Statements of Cash Flows
(in thousands)

	Nine months Ended October 31,
	2021	2020
Operating activities:
Net loss	$(71,710)	$(19,196)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,461	11,656
Stock-based compensation expense	25,976	9,616
Amortization of deferred financing costs and debt discount	216	318
Cost of Phreesia hardware purchased by customers	449	604
Deferred contract acquisition costs amortization	1,709	2,280
Non-cash operating lease expense	730	1,228
Change in fair value of contingent consideration liabilities	209	—
Deferred tax asset	508	279
Changes in operating assets and liabilities:
Accounts receivable	(6,408)	(5,616)
Prepaid expenses and other assets	(5,686)	(1,940)
Deferred contract acquisition costs	(2,929)	(1,901)
Accounts payable	9,490	(2,300)
Accrued expenses and other liabilities	(5,563)	3,982
Lease liability	(779)	(1,419)
Deferred revenue	1,596	1,222
Net cash used in operating activities	(36,731)	(1,187)
Investing activities:
Capitalized internal-use software	(7,962)	(4,663)
Purchase of property and equipment	(16,596)	(6,440)
Net cash used in investing activities	(24,558)	(11,103)
Financing activities:
Proceeds from issuance of common stock in equity offerings, net of underwriters' discounts and commissions	245,813	174,800
Proceeds from issuance of common stock upon exercise of stock options	4,062	3,351
Treasury stock to satisfy tax withholdings on stock compensation awards	(3,546)	(869)
Payment of offering costs	—	(226)
Proceeds from employee stock purchase plan	1,147	—
Insurance financing agreement	—	2,009
Finance lease payments	(3,175)	(1,797)
Principal payments on financing agreements	(873)	(881)
Debt issuance costs	—	(69)
Loan facility fee payment	(125)	(225)
Payment of contingent consideration for acquisitions	(400)	—
Net cash provided by financing activities	242,903	176,093
Net increase in cash and cash equivalents	181,614	163,803
Cash and cash equivalents – beginning of period	218,781	90,315
Cash and cash equivalents – end of period	$400,395	$254,118

Supplemental information of non-cash investing and financing information:
Right-of-use assets obtained in exchange for operating lease liabilities	$81	$4,420
Property and equipment acquisitions through finance leases	$2,645	$6,050
Capitalized software acquired through vendor financing	$—	$174
Cashless transfer of term loan and related accrued fees into increase in debt balance	$—	$20,257
Cashless transfer of lender fees through increase in debt balance	$—	$406
Deferred offering costs included in accounts payable and accrued liabilities	$—	$64
Purchase of property and equipment and capitalized software included in accounts payable	$1,082	$1,681
Capitalized stock-based compensation	$279	$—
Cash payments for:
Interest	$578	$1,047

Non-GAAP financial measures
Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. We define Adjusted EBITDA as net income or loss before interest expense (income), net, provision for income taxes, depreciation and amortization, and before stock-based compensation expense, change in fair value of contingent consideration liabilities and other expense (income), net.
We have provided below a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. We have presented Adjusted EBITDA in this press release and our Annual Report on Form 10-K because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short and long-term operational plans. In particular, we believe that the exclusion of the amounts eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Phreesia has not reconciled its Adjusted EBITDA outlook to GAAP Net income (loss) because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Phreesia cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss).
Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) the potentially dilutive impact of non-cash stock-based compensation; (3) tax payments that may represent a reduction in cash available to us; or (4) Interest expense (income), net; and
•Other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.
Because of these and other limitations, you should consider Adjusted EBITDA along with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and our GAAP financial results. The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods indicated:

Phreesia, Inc.
Adjusted EBITDA
(Unaudited)

	Three months ended October 31,		Nine months ended October 31,
(in thousands)	2021	2020	2021	2020
Net loss	$(36,343)	$(6,713)	$(71,710)	$(19,196)
Interest expense (income), net	311	467	756	1,206
Provision for income taxes	178	194	615	371
Depreciation and amortization	5,232	3,993	15,461	11,656
Stock-based compensation expense	12,929	3,316	25,976	9,616
Change in fair value of contingent consideration liabilities	—	—	209	—
Other expense (income), net	114	(62)	138	229
Adjusted EBITDA	$(17,579)	$1,195	$(28,555)	$3,882

Phreesia, Inc.
Reconciliation of GAAP and Adjusted Operating Expenses
(Unaudited)

	Three months ended October 31,		Nine months ended October 31,
(in thousands)	2021	2020	2021	2020
GAAP operating expenses
General and administrative	$18,021	$10,370	$46,936	$28,721
Sales and marketing	32,036	10,481	69,215	30,013
Research and development	15,273	5,732	34,770	16,267
Cost of revenue	11,644	6,472	30,210	16,477
	$76,974	$33,055	$181,131	$91,478
Stock compensation included in GAAP operating expenses
General and administrative	$4,943	1,635	$11,237	$5,169
Sales and marketing	5,169	1,008	9,046	2,530
Research and development	2,224	470	4,212	1,494
Cost of revenue	593	203	$1,481	$423
	$12,929	$3,316	$25,976	$9,616
Adjusted operating expenses
General and administrative	$13,078	$8,735	$35,699	$23,552
Sales and marketing	26,867	9,473	60,169	27,483
Research and development	13,049	5,262	30,558	14,773
Cost of revenue	11,051	6,269	28,729	16,054
	$64,045	$29,739	$155,155	$81,862

Phreesia, Inc.
Key Metrics
(Unaudited)

	Three months ended October 31,		Nine months ended October 31,
	2021	2020	2021	2020
Key Metrics:
Provider clients (average over period)	2,097	1,737	1,996	1,679
Average revenue per provider client	$19,299	$17,490	$59,196	$51,604

•Provider clients. We define provider clients as the average number of healthcare provider organizations that generate revenue each month during the applicable period. In cases where we act as a subcontractor providing white-label services to our partner's clients, we treat the contractual relationship as a single provider client. We believe growth in the number of provider clients is a key indicator of the performance of our business and depends, in part, on our ability to successfully develop and market our Platform to healthcare provider organizations that are not yet clients. While growth in the number of provider clients is an important indicator of expected revenue growth, it also informs our management of the areas of our business that will require further investment to support expected future provider client growth. For example, as the number of provider clients increases, we may need to add to our customer support team and invest to maintain effectiveness and performance of our Platform and software for our provider clients and their patients.

•Average revenue per provider client. We define average revenue per provider client as the total subscription and related services and payment processing revenue generated from provider clients in a given period divided by the average number of provider clients that generate revenue each month during that same period. We are focused on continually delivering value to our provider clients and believe that our ability to increase average revenue per provider client is an indicator of the long-term value of the Phreesia platform.

Additional Information
(Unaudited)

	Three months ended October 31,		Nine months ended October 31,
	2021	2020	2021	2020
Patient payment volume (in millions)	$682	$524	$2,079	$1,445
Payment facilitator volume percentage	79%	80%	78%	82%

•Patient payment volume. We believe that patient payment volume is an indicator of both the underlying health of our provider clients’ businesses and the continuing shift of healthcare costs to patients. We measure patient payment volume as the total dollar volume of transactions between our provider clients and their patients utilizing our payment platform, including via credit and debit cards that we process as a payment facilitator as well as cash and check payments and credit and debit transactions for which Phreesia acts as a gateway to other payment processors.

•Payment facilitator volume percentage. We define payment facilitator volume percentage as the volume of credit and debit card patient payment volume that we process as a payment facilitator as a percentage of total patient payment volume. Payment facilitator volume is a major driver of our payment processing revenue.

Available Information
Phreesia intends to use its Company website (including its Investor Relations website) as well as its Facebook, Twitter and LinkedIn accounts as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Forward Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance and may contain projections of our future results of operations or of our financial information or state other forward-looking information. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, statements about our future financial performance, including our revenue, cash flows, costs of revenue and operating expenses; our anticipated growth; our predictions about our industry; the impact of the COVID-19 pandemic on our business and our ability to attract, retain and cross-sell to healthcare provider clients; and our ability to realize the intended benefits of our acquisitions. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission (“SEC”), including in our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2021 that will be filed with the SEC following this press release. The forward-looking statements in this press release speak only as of the date on which the statements are made. We undertake no obligation to update, and expressly disclaim the obligation to update, any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.
This press release includes certain non-GAAP financial measures as defined by SEC rules. We have provided a reconciliation of those measures to the most directly comparable GAAP measures.
ABOUT PHREESIA
Phreesia gives healthcare organizations a suite of robust applications to manage the patient intake process. Our innovative SaaS platform engages patients in their care and provides a modern, consistent experience, while enabling healthcare organizations to optimize their staffing, boost profitability and enhance clinical care.
Investors:
Balaji Gandhi
Phreesia, Inc.
investors@phreesia.com
(929) 506-4950
Media:
Annie Harris
Phreesia, Inc.
aharris@phreesia.com
(929) 526-2611